Exhibit 99.1

Globe Shareholders Approve Proposed Business Combination with Grupo FerroAtlántica

MIAMI, FLORIDA – September 22, 2015 – With virtually unanimous support, Shareholders of Globe Specialty Metals, Inc. (NASDAQ: GSM) today approved the proposed combination with Grupo FerroAtlántica to create a leading international silicon and specialty metals producer.

The vote at the special meeting of shareholders was 99.6% in favor of the deal, with 90.66% of shares voting.

The transaction remains subject to regulatory approval and other customary closing conditions. Both companies continue to expect the transaction to close in the fourth quarter of 2015.

Globe and FerroAtlántica first announced the agreement to merge in an all-stock transaction on February 23, 2015, creating a new holding company to be named Ferroglobe PLC.

About Globe

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. Globe is headquartered in Miami, Florida. For further information please visit our web site at www.glbsm.com.

About FerroAtlántica

Grupo FerroAtlántica, S. A., is the parent company of a group of businesses in the following four areas: electrometallurgy, energy, mining and photovoltaic solar power. The Group currently operates fifteen production centres, working in the field of electrometallurgy: five in Spain, six in France, one in Venezuela, two in South Africa and one in China. Currently, the Group is a world-leader in the production of silicon metal, a leading producer of ferroalloys in the European Union, a leading independent Spanish producer of hydroelectric energy. Grupo FerroAtlántica, S. A. is wholly owned by Grupo Villar Mir. For more information, visit www.ferroatlantica.es.

Important Information

Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict(s),” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the timing to complete the proposed transaction, including the receipt of shareholder approval and satisfaction of the other conditions to completion of the transaction; that regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; the possibility that the parties may be unable to successfully integrate Globe’s and FerroAtlántica’s operations and that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees may be difficult; regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and other factors identified in Globe’s periodic reports filed with the SEC. Additional information concerning these and other factors can be found in Globe’s filings with the Securities and Exchange Commission (“SEC”), including Globe’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in the registration statement on Form F-4 filed by Ferroglobe. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and the parties undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction among Globe, Grupo VM, FerroAtlántica and Ferroglobe. In connection with the proposed transaction, Ferroglobe has filed with the SEC a registration statement on Form F-4, which includes a proxy statement of Globe that also constitutes a prospectus of Ferroglobe. Investors and security holders are urged to read the definitive proxy statement/prospectus, which was filed with the SEC by Globe on August 12, 2015, as supplemented on August 26, 2015 and September 11, 2015 and as it may be further supplemented, together with all other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from Globe by contacting the Corporate Secretary, Globe Specialty Metals, 600 Brickell Avenue, Suite 3100, Miami, FL 33131, telephone: 786-509-6900 (for documents filed with the SEC by Globe) or from Grupo VM by contacting Investor Relations, Torre Espacio, Paseo de la Castellana, 259 D 49a, 28046 Madrid, Spain, +34 91 556 7347 (for documents filed with the SEC by Grupo VM, FerroAtlántica or Ferroglobe).

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT: Joe Ragan

Chief Financial Officer

Globe Specialty Metals

jragan@glbsm.com

786-509-6925